Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of American Defense Systems, Inc., a Delaware corporation (the “Company”);

WHEREAS, Armor Technologies LLC, a North Carolina limited liability company (“Armor”), John Jodlowski, Frank A. Bednarz, Harold Wrobel, Joe Van Hecke, Mark Wayner, Emi Wayner, Dale S. Scales and JOWCO LLC, a Colorado limited liability company, wish to form a group for the purpose of calling a special meeting of the stockholders of the Company (together with any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”) to remove the current Board of Directors of the Company (the “Board”), to appoint new representatives to the Board, to amend the Company’s certificate of incorporation and bylaws, including the “anti-takeover provisions” thereof, so as to enable the foregoing, to solicit proxies, written requests or written consents to effect the foregoing, and for the purpose of taking all other actions necessary to achieve the foregoing (collectively, the “Purposes”).

NOW THEREFORE, IT IS AGREED, this 6th day of January, 2012, by the undersigned and each other person and entity executing this joint filing and solicitation agreement (this “Agreement”):

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2. So long as this Agreement is in effect, each of the undersigned shall provide written notice to Troutman Sanders LLP (“Troutman Sanders”) of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies, written requests or written consents to achieve the Purposes, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. Each of the undersigned agrees that all expenses incurred in connection with the Group’s activities set forth in Section 3 must be pre-approved in writing by Armor. Armor agrees to pay directly all such pre-approved expenses.

5. Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by Armor or its representatives, which approval shall not be unreasonably withheld.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9. For the avoidance of doubt, this Agreement is not, and shall not be construed as, a proxy, voting agreement or similar arrangement with respect to the securities of the Company.

10. Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ prior written notice to all other parties, with a copy by fax to Henry J. Heyming at Troutman Sanders, Fax No. (804) 698-6012; provided that no party hereto who is also a party to that certain Voting Agreement filed as an exhibit to a Schedule 13D together with this Agreement (the “Voting Agreement”) may terminate this Agreement pursuant to this Section 9 so long as such Voting Agreement is still in full force and effect.

11. Each party acknowledges that Troutman Sanders shall act as counsel for both the Group and Armor and its affiliates relating to the Purposes.

12. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ARMOR TECHNOLOGIES LLC

By:	/s/ Dale S. Scales
Name: Dale S. Scales
Title: Managing Member

/s/ John Jodlowski
John Jodlowski

/s/ Frank A. Bednarz
Frank A. Bednarz

/s/ Harold Wrobel
Harold Wrobel

/s/ Joe Van Hecke
Joe Van Hecke

/s/ Mark Wayner
Mark Wayner

/s/ Emi Wayner
Emi Wayner

/s/ Dale S. Scales
Dale S. Scales

JOWCO LLC

By:	/s/ John Jodlowski
Name: John Jodlowski
Title: Managing Member